Exhibit 99.1

March 16, 2005

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces MoxyCard (R) Contract

Tulsa, Okla--(BUSINESS WIRE)--March 16, 2005 EnXnet, Inc. (OTCBB:EXNT--news) EnXnet, Inc. announces it has entered into an exclusive agreement with One28 Marketing Group, LLC of Tampa, Florida to manufacture and supply optical media utilizing its new ThinDisc(c) technology in conjunction with patented technology provided by One28.

One28 is introducing the MoxyCard(R), the first patented Multimedia Gift Card(tm) on the market that combines the functionality of a gift card with the electronic capabilities of a CD or DVD. This innovative merging of two products transforms today's dull static gift cards into a dynamic, interactive marketing and entertainment medium that both engages and informs consumers with compelling media presentations.

MoxyCard(R) also offers some unparalleled revenue generating opportunities. Merchants can now realize a new revenue stream by selling the CD/DVD space to their own vendors or other companies trying to reach their customers.

With MoxyCard(R), merchant's brands have an opportunity to ensure the value of a gift card will go towards the purchase of their product through placement of a rich media advertisement containing special offers, printable coupons, or even full video presentations and web link connections. Gift cards have done more than revolutionize the practice of gift giving. They redefine how consumers shop, employers motivate, parents manage spending and retailers boost sales.

As reported by the Federal Reserve Bank of New York, stored value cards are one of the most dynamic and fastest growing products in the financial industry. The stored value card market is growing and evolving rapidly. In 2003, stored value cards were used to make $42 billion in transactions. By 2006 over $72 billion in stored value transactions are expected. Experts put this industry in the introductory or early growth stage of the product life cycle, suggesting that there is substantial growth potential in the years ahead.

Finding a company with the expertise and ability to engineer an ultra thin yet functional CD has been the most difficult challenge in bringing the MoxyCard(R) to market", says Mike Griffin, President of One28 Marketing Group, LLC. "We are very pleased that EnXnet has successfully delivered on such a difficult engineering task through the development of its new ThinDisc(c) technology. MoxyCard(R) has been very well received by the major retailers and restaurants and we are now looking forward to filling their orders thanks in part to the efforts of EnXnet."

Ryan Corley, President of EnXnet, Inc., had this to say: "Based on the initial interest by major organizations in MoxyCard(R) it appears this is a product that fills an empty niche in the market. This new product line gives the card issuer a new and highly flexible method of promoting its products or services to the end user while enhancing customer loyalty. We are looking forward to a long and fruitful association with One28."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

Mike Griffin
One28 Marketing Group, LLC
Tampa, Florida
813-283-0088
mgriffin@one28marketing.com
www.one28marketing.com